Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Marrone Bio Innovations, Inc. on Form S-8 (File No.’s 333-191048, 333-219981, 333-222846, 333-225401, 333-229859, 333-232039, 333-237322, and 333-251970), Form S-3 (File No.’s 333-251284 and 333-252823), and Form S-1 (File No. 333-237331) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 30, 2022, with respect to our audit of the consolidated financial statements of Marrone Bio Innovations, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Marrone Bio Innovations, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP
Marcum LLP

San Francisco, CA

March 30, 2022